Exhibit 10.10
SECOND AMENDMENT TO OFFICER EMPLOYMENT AGREEMENT

    This Second Amendment to Officer Employment Agreement ("Second Amendment") is entered into effective August 29, 2022, by and between Topgolf Callaway Brands Corp., a Delaware corporation (the "Company") and Tim Reed ("Employee").

    A.    The Company and Employee are parties to that certain Officer Employment Agreement entered into as of January 28, 2013, as previously amended (collectively, the “Agreement").

    B.    The Company and Employee desire to amend the Agreement pursuant to Section 10(b) of the Agreement.

    NOW, THEREFORE, in consideration of the foregoing and other consideration, the value and sufficiency of which are acknowledged, the Company and Employee agree as follows:

1.Title. Section 2 of the Agreement is amended to read:

“Employee shall serve as Senior Vice President, Global R&D and Tour. Employee’s duties shall be the usual and customer duties of the offices in which Employee services. Employee shall report to the Chief Executive Officer or such other person as the Chief Executive Officer shall designate from time to time. The Board of Directors and/or the Chief Executive Officer of the Company may change employee’s title, position and/or duties at any time.”
2.Compensation. Sections 4(a) and (b) of the Agreement are amended to read:

“(a)    Base Salary. In accordance with the Company’s usual review and pay practices, effective August 29, 2022, the Company agrees to increase Employee’s base salary from $405,872 to a base salary of no less than $445,000 per year (prorated for any partial years of employment), payable in equal installments on regularly scheduled Company pay dates. Employee agrees that the Company may increase Employee’s base salary without requiring an amendment of this Agreement through the use of a Personnel Action Notice.

(b)    Annual Incentive. The Company shall provide Employee an opportunity to earn an annual incentive payment based upon participation in the Company's applicable incentive plan as it may or may not exist from time to time. Effective August 29, 2022, Employee’s incentive target percentage shall increase from 50% to 60% of Employee’s annual base salary. The calculation of incentive for calendar year 2022 shall be based on a blended average base salary of $419,000 (equivalent to $405,872 for eight months of the year and $445,000 for four months of the year), using the 60% incentive target percentage for the entire year. Any annual incentive payment earned pursuant to an applicable incentive plan shall be payable in the first quarter of the following year.”

3.But for the amendments contained herein, and any other written amendments properly executed by the parties, the Agreement shall otherwise remain unchanged.

        IN WITNESS WHEREOF, the parties have executed this Second Amendment on the dates set forth below, to be effective as of the date first set forth above.

EMPLOYEE                        COMPANY

                            Topgolf Callaway Brands Corp.,
a Delaware corporation

/s/ Tim Reed______________________________ By: /s/ Mary E. Weitzel________________________________
Tim Reed    Mary E. Weitzel
    Vice President, Global Human Resources

Dated: September 29, 2022                Dated: September 29, 2022